EXHIBIT 10.21

Management Agreement

(The “Agreement”)

between

1.	PIERIS AG, Lise-Meitner-Straße 30, 85354 Freising-Weihenstephan, represented by the Supervisory Board

- hereinafter referred to as the “Company”;

and

2.	Dr. Laurent Audoly, 17 Easthill Drive, Doylestown, Pennsylvania 18901, USA

- hereinafter referred to as the “CSO”

- Company and CSO herein collectively also referred to as the “Parties”.

Preamble

By resolution of the supervisory board of the Company, dated May 7, 2010, Dr. Laurent Audoly was appointed to the management board to serve as managing director (Vorstand) of the Company. In this function, Dr. Laurent Audoly has been appointed as CSO. To regulate the rights and obligations resulting from this appointment, the Parties conclude the following Agreement effective as of May 14, 2010 (the “Effective Date”).

§ 1

Start and Term of the employment

1.	The employment shall commence on June 1, 2010, and is entered into for a period of 18 (eighteen) months (the “Term”), i.e. this Agreement will end on November 30, 2011. This Agreement will be extended automatically for 1 (one) year, unless it has been terminated in writing by 6 (six) months notice to the end of the Term by either Party. Any automatic or agreed extension of the Term of this Agreement shall be the “Extended Term” for the purposes of this Agreement.

2.	The right to effect termination without period of notice for due cause (aus wichtigem Grund) shall remain unaffected.

3.	Any termination must be in writing.

§ 2

Activity

1.

The CSO shall be employed as a Chief Scientific Officer (Vorstand für Forschung und Entwicklung). The field of work shall cover all operational aspects of the Research and Development department, including the Company’s proprietary therapeutic drug pipeline. The CSO shall conduct the affairs of the Company with the due care and diligence of a prudent and conscientious business manager pursuant to the provisions of law, the Articles of Association, the Rules of Procedure for the Board of Managing Directors as issued by the Supervisory Board, and this Agreement. He shall safeguard the Company’s interests and shall devote his full working capacity exclusively to the Company.

2.	In connection with this Agreement and, unless explicitly agreed otherwise in writing, without any additional remuneration, the CSO shall, upon request of the Company, also assume or resign functions in other enterprises which are affiliated with the Company (sec. 15 German Stock Companies Act (AktG)). This shall apply accordingly with respect to honorary functions in associations and professional organizations, in which the Company or an affiliated company is a member.

3.	The Company is entitled to release the CSO at any time from his work with the continued payment of his gross basic remuneration according to § 4 (1) until the end of the term of this Agreement and while offsetting his residual entitlement to vacation.

4.	The place of work is Freising.

§ 3

Working hours

1.	The CSO shall dedicate his entire working capacity to the Company, at least 40 hours a week. The duration and the starting and finishing times of the daily working hours shall be determined by the CSO in consultation with his Executive Management (Vorstand) colleagues, and according to his set task within the respectively valid local working hours regulations, in which respect he must take account of operational interests and the respectively valid Company regulations.

2.	The CSO is obliged to do overtime or additional work. Overtime is to be done as is required by the situation-related scope of work and in so far as this is legally permissible. The additional work is compensated by the regular salary according to § 4 (1).

§ 4

Salary, other benefits

1.	The CSO shall receive for his contractual employment an annual gross salary of EUR 210,000.00 (in words: Euro two-hundred thousand ten), payable in twelve (12) equal monthly instalments through transfer to the account to be designated by the CSO with a bank located within Germany. The aforementioned instalments will be paid the last day of each month.

2.	In addition, the CSO shall receive for his contractual employment a one-time signing bonus of EUR 40,000.00 (in words: Euro forty thousand) gross (the “Signing Bonus”). The Signing Bonus will be paid within 5 business days after execution of this Agreement, through transfer to the bank account to be designated by the CSO.

3.	In addition, the CSO shall receive for his contractual employment an annual car allowance of EUR 10,000.00 (in words: Euro ten thousand) gross, payable in twelve (12) equal monthly installments at the time of his monthly salary and through transfer to the account designated under § 4 (1).

4.	In addition to the remuneration provided for under §§ 4 (1)-(3), dependent upon the achievement of certain targets to be agreed on between the Parties, the CSO shall receive an annual bonus payment of EUR 30,000.00 (in words: Euro thirty thousand) gross (the “Annual Bonus”). The Annual Bonus will be paid each year at year’s end, i.e. December 31, and will be paid pro rata temporis if the employment has not existed the entire year depending on the achievement of the agreed targets, whereby the determination of the fulfilment of the agreed targets is within the sole discretion of the Company. The Company guarantees a bonus in the amount of 50% of the Annual Bonus for the calendar year in which the employment has started, i.e. 2010.

5.	The CSO shall be eligible to participate in the existing option pool in such way that the CSO shall be granted a stake of 1.5% (one and one-half percent) in the Company (the “Exit Fee”) in the event of a sale of the shares in the Company or a sale of the assets of the Company (the “Exit”) during the Term (which, for the sake of clarity, shall include any Extended Term). The Exit Fee shall be paid to the CSO promptly upon receipt of funds by the Company and in the form and ratio of consideration (i.e., cash or securities) commensurate with the form and ratio of consideration paid by the acquiring entity. If the CSO has been in active employment with the Company for at least six months he will receive (a) 100% of the Exit Fee if the Exit occurs within 6 (six) months after termination of this employment either because of a notice of termination provided by the Company or because the Company was not prepared to extend this Agreement and (b) 50% of the Exit Fee if the Exit occurs within 12 (twelve) months after termination of the employment either because of a notice of termination provided by the Company or because the Company was not prepared to extend this Agreement. If the CSO provides notice of termination of employment in accordance with § 1 (1) or if the CSO is not prepared to accept the Company’s offer to extend this Agreement beyond the Term, then the CSO shall not be entitled to an Exit Fee for an Exit occurring after the Term.

6.	In case of an additional dilutive financing round by the Company, the Exit Fee may be adjusted by the supervisory board accordingly, in good faith.

7.	The Company shall incur (either directly or by reimbursing the CSO upon submission of the respective receipts) the relocation costs incurred to the CSO due to the relocation from his current domicile to a domicile near Freising (collectively, the “Relocation Costs”). The Relocation Costs shall be limited to those costs incurred up to 18 (eighteen) months after the Effective Date and to a maximum of EUR 60,000 (in words: Euro sixty thousand).

8.	The CSO undertakes to repay any overpayments of salary, including claims arising from the incorrect calculation of taxes and voluntary benefits, to the Company without delay. The CSO waives in this respect the assertion of a plea of a loss of enrichment according to § 818 (3) of the German Civil Code (Bürgerliches Gesetzbuch).

9.	Hereby the Company declares to pay the contribution rate for health and nursing insurance at the lesser of (i) 50% of the CSO’s personal monthly insurance premium and (ii) EUR 350.00 per month.

§ 5

Travel Expenses

The CSO shall receive the reimbursement of his expenses at the fiscally recognized rates for trips, which are necessary in the Company’s interest. All further details are regulated by the respective valid Company guidelines.

§ 6

Temporary incapacity to work, continued

payment of salary in the event of illness or death

1.	The CSO shall notify the Company without delay of every instance of the temporary incapacity to work and its probable duration. On request, the reasons for the temporary inability to work must be indicated.

2.	If the CSO is unable to work on account of the temporary incapacity to work due to illness for which he is not responsible, then the Company shall continue to pay his remuneration for a period of 3 (three) months, but no longer than the duration of this Agreement. Reimbursements made by third parties to this effect will be deducted unless such reimbursements solely arise from the CSO’s contributions.

3.	The CSO shall assign his entitlement to compensation for lost wages to the Company if he sustains injury at the hands of a third party and the Company continues to pay his salary in the case of illness. The assignment shall be limited to the amount of the continued salary payments made by the Company. The CSO is obliged to provide the Company without delay with all the information necessary to pursue said claims. The CSO shall remain obliged to pursue all claims against third parties. Compensation other than for lost wages shall not apply to this § 6(3).

4.	In case of death of the CSO during the term of this Agreement, the Company is obliged to pay the monthly remuneration to the widow for three months following death.

§ 7

Leave

1.	The CSO shall receive 27 working days’ leave every calendar year. The CSO will take the Company’s respective interests into account.

2.	As far as the CSO cannot take the leave until the end of the year due to reasons he is not responsible for, he may take the leave until June 30 of the following year; if the leave is not taken until that point in time, the claim for vacation shall forfeit without any replacement.

3.	Leave shall only be granted leave pro rata temporis in the year of the commencement and the termination of this Agreement.

§ 8

Secondary employment and Non-compete obligation

1.	The CSO shall devote his entire working capacity and all of his knowledge, experience, and know-how to the service of the Company and the enterprises affiliated with it. The CSO is free to set his own working hours, which shall be subject to his responsibilities and the requirements of the business.

2.	Any other gainful employment requires prior written approval by the Supervisory Board. The assumption of offices in supervisory bodies of other enterprises or of honorary positions in organizations requires prior written approval by the Company. Sec. 88 of the German Stock Corporation Act shall remain unaffected.

3.	The Company may deny or, at any time, revoke its approval of a reported secondary activity only if the respective secondary activity, on its own or in conjunction with other secondary activities, raises the prospect of an impairment of the CSO’s activity for the Company or for enterprises affiliated with it in the future, or of other interests of the Company or of enterprises affiliated with it in the future.

4.	The CSO shall on request of the Company, at any time, but at the latest on termination of this Agreement, resign any offices in supervisory bodies of other enterprises or honorary positions in organizations he assumed in the interest of the Company.

5.	The CSO shall not be permitted, during the term of this Agreement, to set up, purchase or participate directly or indirectly in any company, which is in competition with the Company. The purchase of shares of stock and / or business interests, which causes neither any majority shareholding nor any blocking minority within such an enterprise, shall not be barred according to the above mentioned restraint. This Non-Compete Covenant shall only apply to the business areas of activity the Manager was engaged in while performing his contractual duties during the past two years before the end of this Management Agreement. At present, this relates to the areas of activity concerning the discovery and development of Anticalins. This Non-Compete Covenant shall only apply to the geographical region the CSO was engaged in while performing his contractual duties during the past two years before the end of this Agreement.

§ 9

Professional development

The costs for professional development measures, which are in the Company’s interest, shall be borne by the Company.

§ 10

Notification of alterations to personal details

The CSO must notify the Company without delay of alterations to his personal status and alterations to other data which is contained in the personnel questionnaire.

§ 11

Duty of care; return obligation

1.	The CSO shall be obliged to hold the articles put at his disposal (e.g. keys, electronic data, etc.) in safekeeping.

2.	At the Company’s request and at the latest when he leaves Company’s service, the CSO shall return to the Company without delay and without being requested to do so all files and other documents which concern the business operations of the Company or its affiliated companies which are in his possession or subject to his access - especially all plans, customer lists, price lists, printed matter, certificates, drawings, notes, drafts - and also copies of the said articles, regardless of whether he received them from the Company or from its affiliated companies.

§ 12

Confidentiality obligation

1.	The CSO undertakes to maintain secrecy on all business and company secrets, which he learns during his employment, and also on all other business and company facts of the employment. This shall not apply to facts, which are public knowledge.

2.	The confidentiality obligation shall also apply to the time after the termination of the employment.

3.	During the period of the employment and any time thereafter, the CSO is also obliged to maintain secrecy on the contents of this contract.

4.	A breach of this unconditional obligation shall constitute a serious infringement of the CSO’s contractual employment obligations, which if repeated entitles the Company to terminate the employment without notice period.

§ 13

IP Protection

1.	The CSO shall disclose and assign to the Company promptly and fully any future work (including computer software programs) and any invention, improvement, discovery, process, formula, technique, method, trade secret, or other intellectual property, whether or not patentable, whether or not copyrightable, that is made, conceived, developed, or first reduced to practice, either alone or jointly with others, including any associated trade marks, trade names and good will in the area of the Company’s business field as described in § 2 of the Articles of Association of the Company and all rights to any related know-how (hereinafter referred to as “Inventions”).

2.	The CSO hereby assigns to the Company all of his or his right, title and interest in and with respect to any future Inventions, including in particular the right to copy, disseminate, transfer to third parties, (sub-) license exclusively or non-exclusively, adapt and/or modify any such Invention and to apply for intellectual property rights in the Company’s own name. To the extent the assignment should not be legally valid, the CSO hereby grants to the Company an exclusive license to use such Invention as described for the entire life of such right. The CSO hereby waives any moral rights he may have under copyright laws, including in particular the right to publish any work, to the extent legally permitted.

3.	Such assignment or license shall be deemed compensated by the regular salary according to § 4 (1) above. The parties assume, and hereby agree, that the salary is an appropriate compensation for such assignment or license.

§ 14

Ancillary agreements and contractual amendments

Verbal ancillary agreements to this contract have not been made. Amendments and supplements to this contract must be made in writing in order to be effective. The same shall apply to this requirement of the written form.

§ 15

Expiry deadlines

1.	The claims of both parties arising from the employment and such claims in connection with the employment shall lapse if they have not been asserted in writing against the other contracting party within three months after falling due.

2.	If the counter-party rejects the claim or does not reply within two weeks after the assertion of the claim, then the said claim shall lapse if it is not asserted in court within a period of 3 further months after the rejection or the expiry of the deadline. This shall not apply to claims for payment of the CSO which fall due during dismissal proceedings and which depend on the outcome of the proceedings. For these claims, the expiry deadline of three months shall commence after the final and absolute conclusion of the unlawful dismissal proceedings.

§ 16

Miscellaneous

1.	If a provision of this contract is or becomes legally ineffective or unfeasible in whole or in part, then the validity of the remaining provisions of this contract shall not thus be affected in case of doubt. On the contrary, the provision, which is legally ineffective or unfeasible in whole or in part, is to be replaced by a provision, which is closest in commercial terms to the meaning and purpose of the provision, which is ineffective or unfeasible in whole or in part. The same shall apply in the case of gaps in this contract.

2.	If, as a result of an alteration to the legislation or Supreme Court rulings or on account of other circumstances, a provision of this contract becomes invalid, then the provision shall automatically be adapted in line with the new legal position. The validity of the remaining provisions shall not thus be affected.

3.	Any amendment to this Agreement shall only be effective when entered into in writing and signed on behalf of both Parties.

4.	This Agreement shall be governed exclusively by German law.

§ 17

Copy of contract

The CSO confirms by his own signature that he has received a written copy of this contract.

Freising, May 14, 2010	May 18, 2010

/s/ Hans Küpper	/s/ Laurent Audoly

Company	CSO